Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 24, 2022, (which includes explanatory paragraphs relating to the correction of certain misstatements related to the January 11, 2021 financial statement and Vickers Vantage Corp. I’s ability to continue as a going concern) relating to the financial statements of Vickers Vantage Corp. I, which is contained in the Prospectus. We also consent to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
January 17, 2023